October 1, 2004

Dear Biopure Stockholders, Employees and Friends:

As Biopure Corporation’s new chief executive, I am initiating quarterly update letters to keep you abreast of the company’s activities, goals, challenges and accomplishments.

To ensure that stockholders are aware of this new communications vehicle, this initial letter is being mailed to all stockholders of record as of September 30, 2004. Subsequent update letters will not be mailed, but will be posted to the Investor Relations section of our website, which also contains all of our recent press releases and financial reports. You can subscribe to receive an immediate email notification of new update letters and/or other investor documents by visiting the “Email Alerts” section of our site at www.biopure.com.

Financial Position

In a previous letter to stockholders, dated August 26, 2004, I described our efforts to raise capital to fund the company’s ongoing operations. I am pleased to report that on September 14, 2004, we announced the receipt of $7 million in net proceeds through the sale of common stock and warrants to institutional and individual investors. Under our current operating plan, the company’s cash on hand should fund operations through January 2005. In the interim, we intend to aggressively manage expenses while investigating all of our options for raising additional capital.

New Corporate Strategy

As announced when I joined the company in June 2004, we have restructured the executive management team, eliminated positions to further reduce costs, and adopted a new corporate strategy focused on developing Hemopure for potential cardiovascular applications, beginning with cardiac ischemia associated with acute coronary syndrome. We also continue to support the Naval Medical Research Center’s (NMRC) trauma program for Hemopure. As part of these changes, I formed an interim operating team of experienced senior advisors and established a medical advisory board of respected experts with specialties in the fields of cardiovascular research, interventional cardiology and cardiac care.

To support these priorities, we are conducting two Phase II clinical trials, one in Europe and one in South Africa; replying to FDA issues arising out of the company’s previously filed biologics license application (BLA) for an orthopedic surgery indication; conducting preclinical animal studies; and maintaining some manufacturing capability. We continue to evaluate the most expeditious path to regulatory approval for Hemopure and, therefore, may adapt our priorities to take advantage of new opportunities.

Cardiac Ischemia

In the treatment of ischemia Hemopure would not be used as a “blood substitute”, but rather as a therapeutic to deliver oxygen to tissues in medical applications where blood is not normally used. In Europe, we are conducting a 45-patient Phase II clinical trial assessing the safety and feasibility of Hemopure, at low doses, as a potential cardioprotective agent in patients undergoing coronary angioplasty. Patient enrollment has reached approximately 50 percent to date.

Biopure update letter, page 2

Enrollment in this study has been slower than anticipated due to extensive data collection that requires patients to spend more time than usual in the catheter laboratory. As a result, the “cath lab” at each trial site is made available for the study only one day a week. Nonetheless, we are collecting critical safety data to facilitate the design of further clinical trials.

As the leading cause of death in the United States and worldwide, cardiovascular disease represents a large, established therapeutic category. Existing treatments for cardiac ischemia (e.g., thrombolytics, stents) provide precendents for the clinical trial design and endpoints required to obtain approval of a cardiovascular indication. These treatments also command higher pricing and reimbursement than we believe can be achieved with an initial “blood substitute” indication. Cardiology is also one of the most studied areas of medicine, whereas red blood cell controlled studies are complicated in that the standard of care with blood varies from hospital to hospital and that oxygen therapeutics have different physiological characteristics than blood. Consequently, our continued development of Hemopure as a red blood cell replacement in the hospital setting when blood is available has become a lower priority, which we may revisit as resources allow.

We have notified the FDA of our new strategy and have been granted a meeting in December 2004 to discuss the clinical and regulatory requirements for a potential cardiovascular indication. Prior to this meeting, we intend to address previous FDA questions that are relevant to our new strategy. We also plan to provide data from three FDA-requested preclinical animal studies. The fourth requested animal study is required only if we pursue an indication in medical procedures in a hospital setting with a high risk of uncontrolled bleeding.

Trauma and Emergency Preparedness

We believe Hemopure has an important role to play in emergency preparedness at home and abroad. Military conflicts, terrorist acts, natural disasters and emerging pathogens have underscored the need for constant medical readiness to address life-threatening situations on short notice. In these situations, we believe Hemopure might be a life-saving alternative for managing patients’ oxygen requirements when blood is not available or is not indicated for use. If safety and effectiveness can be demonstrated to the FDA’s satisfaction, the product’s unique room- and elevated-temperature stability, its multi-year shelf life, compatibility with all blood types, purity and ability to deliver oxygen immediately could allow it to be stockpiled, positioned abroad and carried or stored in remote locations. We believe these attributes make Hemopure well suited for use on the battlefield, in ambulances, and in the Strategic National Stockpile in case unforeseen events, such as terrorist attacks, compromise our medical and/or transportation infrastructure.

To date, Congress has appropriated a total of $18.5 million to the Army and Navy, including $7 million in FY2005 funding to the Navy, for the development of Hemopure in potential military and civilian trauma applications. As previously disclosed, in September 2004 Biopure received $2.5 million from past congressional appropriations administered by the Army to reimburse the company for certain trauma development expenses and to prepay for initial Hemopure units to be used in a proposed Phase II/III clinical trial in trauma patients with severe hemorrhagic shock (acute blood loss) in the out-of-hospital setting (i.e., in ambulances). The NMRC is taking primary responsibility for seeking FDA acceptance of and conducting this trial.

In April 2004, the NMRC held a pre-investigational new drug (IND) meeting with the FDA to discuss the proposed protocol for the trauma trial, which is entitled “Restore Effective Survival in Shock (RESUS)”. The meeting prompted FDA questions and a request for a preclinical animal study of uncontrolled hemorrhage with traumatic brain injury. The NMRC is conducting this study and plans to submit an IND application for the RESUS trial.

Biopure update letter, page 3

The NMRC has previously tested Hemopure in preclinical experiments that mimic military trauma scenarios. The results of an experiment comparing a low-volume resuscitative fluid to Hemopure in a swine model of uncontrolled hemorrhagic shock has been accepted for publication in the Journal of Trauma, Injury, Infection and Critical Care. The results of other preclinical studies of Hemopure in trauma and hemorrhagic shock have been presented or published by medical researchers at academic institutions and at Wilford Hall Medical Center at Lackland Air Force Base. Several of these researchers are standing or ad hoc members of the NMRC’s advisory board for the RESUS study.

The NMRC advisory board for the RESUS study includes researchers from the military and leading medical experts in trauma, emergency medicine, critical care, statistics and study design. These experts helped design the RESUS protocol and several attended the pre-IND meeting and plan to participate in the trial as principal investigators at their respective institutions.

South Africa

In South Africa, Biopure is sponsoring a 50-patient Phase II clinical trial at the Johannesburg Hospital Trauma Unit to assess the safety and tolerability of Hemopure and standard therapy, versus standard therapy alone, in a hospital setting for emergency treatment of unstable trauma patients. The study began slowly, with 10 percent of the patients enrolled to date, but the study investigators recently clarified certain protocol-related logistics and expect the enrollment rate to increase.

Hemopure is approved in South Africa for the treatment of adult surgery patients who are acutely anemic. Post approval, approximately 330 patients have been treated with Hemopure units that we previously provided without charge. In these cases, we have observed increasing use of the product in ischemic conditions, including cardiovascular, vascular, gastrointestinal and plastic surgery applications. These cases provide valuable, albeit anecdotal, evidence of the product’s ability to deliver oxygen to ischemic tissue.

Hemopure has not been offered for sale in South Africa due to a contractual dispute with our former distributor. We have terminated the distribution agreement and are attempting to establish alternative distribution arrangements. However, Biopure’s financial position is such that we must either establish a revenue stream soon or withdraw from this market to reduce overhead costs and conserve our limited capital.

Oxyglobin®

Our veterinary product Oxyglobin is approved in the United States and Europe for the treatment of anemia in dogs. With over 100,000 units sold and an estimated 40,000 animals treated with the product, this commercial use provides an excellent proof of concept. However, our fixed manufacturing costs prevent us from selling Oxyglobin at a profit unless and until we are in a position to fully utilize our manufacturing capacity by generating substantial sales of Hemopure. Consequently, we have decreased production and are allocating Oxyglobin to our top customers until we can realize economies of scale. We are also evaluating other potential manufacturing efficiencies that could reduce our production costs in the interim.

Nasdaq Listing

We have until December 14, 2004 to regain compliance with the minimum $1.00 bid price for continued inclusion of our Class A common stock on the Nasdaq National Market. We will have an additional 180 calendar days if, at December 14th, we meet the initial listing criteria other than the minimum bid price. We currently meet these other criteria.

Biopure update letter, page 4

SEC Investigation

Regarding the previously disclosed “Wells Notices” issued by the Securities and Exchange Commission (SEC), the company and the individual recipients have each responded in writing and explained why the SEC ought not to initiate a proceeding. To our knowledge no formal recommendation has been made to date. The investigation is ongoing, and we do not know what action, if any, the SEC staff might ultimately recommend.

In closing, I am confident that Biopure can overcome its challenges and succeed in introducing a new standard of care for the treatment of ischemia and of acute anemia. I appreciate your continued support and look forward to providing you with further updates on the company’s progress.

Cordially,

Zafiris G. Zafirelis
President and CEO

Statements in this letter that are not strictly historical may be forward-looking statements. Actual results may differ from those projected in forward- looking statements due to risks and uncertainties that exist in the company’s operations and business environment. These risks include, without limitation, uncertainties concerning the availability of sufficient financing to continue operations, uncertainties regarding the company’s cash requirements, the company’s stage of product development, history of operating losses and accumulated deficits, and uncertainties and possible delays related to clinical trials, regulatory approvals, including decisions and determinations of the FDA and analogous foreign regulatory authorities, possible healthcare reform, manufacturing capacity, marketing, market acceptance and competition. The company undertakes no obligation to release publicly the results of any revisions to these forward- looking statements to reflect events or circumstances arising after the date hereof. A full discussion of Biopure’s operations and financial condition, and specific factors that could cause the company’s actual performance to differ from current expectations, can be found in the company’s Form 10-Q filed on September 13, 2004, with the U.S. Securities and Exchange Commission, which can be accessed in the EDGAR database at the SEC Web site, www.sec.gov, or through the Investor section of Biopure’s Web site, www.biopure.com.